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                                                                    EXHIBIT 23.4

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-4) of United National Group, Ltd. and related joint proxy statement/prospectus of United National Group, Ltd. and Penn-America Group, Inc. for the registration of United National Group, Ltd.'s Class A common shares and to the incorporation by reference therein of our report dated
January 17, 2003, with respect to the consolidated financial statements and schedules of Penn-America Group, Inc. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

                                                               Ernst & Young LLP


Philadelphia, Pennsylvania
November 23, 2004